Exhibit 99.2

For Immediate Release

Mackenzie announces new lead manager
for Ivy Funds International Equities team

Boca Raton, FL (November 20, 2001) - Ivy Funds today announced the appointment of Moira McLachlan as head of the Ivy Funds International Equities team.

Effective today, McLachlan, vice president at Ivy Management Inc. and portfolio manager of Ivy Developing Markets Fund, replaces former team leader, Sheridan Reilly, who is leaving to pursue other endeavors.

“Moira’s international expertise and portfolio management experience, as well as her background in global business, will greatly enhance our Ivy international funds,” says Keith J. Carlson, chairman of the Ivy Funds. “She has been a key contributor to the firm over the past six years, and has played an integral role in building our disciplined international equities platform.”

In her new role, McLachlan will oversee Ivy Funds’ in-house international efforts and assume lead portfolio management responsibilities for Ivy International Fund, Ivy International Value Fund, Ivy International Growth Fund and Ivy Pacific Opportunities Fund.

McLachlan joined the Ivy international equities team in 1995. She is a Chartered Financial Analyst and holds degrees in international business and multinational business operations. Her international experience is complemented by a fluency in three languages and work experience in Brazil, Spain and the United Kingdom.

Ivy Funds is a mutual fund complex headquartered in Boca Raton, Florida and has been distributing mutual funds in the U.S. for more than four decades. Ivy Management, Inc., a subsidiary of Mackenzie Investment Management Inc. (TSE: MCI), is the adviser to the Ivy Funds. Ivy’s 16 mutual funds are distributed by Ivy Mackenzie Distributors, Inc.

For further information:

Stephen Barrett
Mackenzie Investment Management Inc.
(800) 456-5111
sbarrett@ivyfunds.com